PROMISSORY NOTE

$850,000.00	November 2, 2015

FOR VALUE RECEIVED, Star Mountain Resources, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of Aviano Financial Group, LLC, a Delaware limited liability company (“Aviano”) at c/o Haynes and Boone, LLP, 1801 Broadway, Suite 800, Denver, CO 80202, or such other location designated by Aviano in writing, in lawful money of the United States of America the principal sum of $850,000.00.

Section 1: Principal Payments. The Company shall pay the total principal amount of $850,000 as follows: (i) $750,000 shall be paid by wire transfer within 7 calendar days of the date of this Note and paid directly to the account designated by Aviano’s legal counsel, the proceeds of which will be used for payment to Valarga to satisfy the terms of the Confidential Release and Settlement Agreement dated November 6, 2014, and pursuant to the terms of the October 13, 2015 confirmation agreement entered into between the Company and Aviano related to Valarga; and (ii) $100,000.00 to Aviano no later than November 2, 2016, or such earlier date as the Company has completed a transaction resulting in cash proceeds to the Company of at least $6,000,000 (in the form of sale of the Company’s debt or equity) following the date of this Note.

Section 2: Maturity. Subject to the terms and conditions hereof, the principal amount of this Promissory Note plus the accrued interest shall be due and payable as stipulated in Section 1 of this Promissory Note, and shall be paid by the Company by wire transfer to an account designated by Aviano.

Section 3: Default

(a) In the event the Company does not satisfy payment due as stipulated in Sections 1 and 2 within three calendar days of the due date, the Company will be in default of this Promissory Note. In the event of default by the Company, Aviano may, at its option, (i) declare immediately due and payable the entire unpaid principal balance of this Promissory Note together with interest equal to the amount of interest that would have accrued on the unpaid principal balance of this Promissory Note at a rate of 8% per annum from the date of this Promissory Note to the date that the unpaid principal balance of this Promissory Note has been paid in full; and (ii) pursue any other remedy available to Aviano at law or in equity.

(b) Laws, Severability, Venue, Waivers. The validity of this Promissory Note and the rights, obligations and relations of the Parties hereunder shall be construed and determined under and in accordance with the laws of the State of Colorado, without regard to conflicts of law principles thereunder provided, however, that if any provision of this Promissory Note is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision shall to such extent as it shall be determined to be illegal, invalid or unenforceable under such law be deemed null and void, but this Promissory Note shall otherwise remain in full force. Suit to enforce any provision of this Promissory Note, or any right, remedy or other matter arising therefrom, will be brought exclusively in the state or federal courts located in the City and County of Denver, Colorado. The Company agrees and consents to venue in the City and County of Denver, Colorado and to the in personam jurisdiction of these courts and hereby irrevocably waives any right to a trial by jury.

(d) This Promissory Note shall be binding upon the successors, assigns, heirs, administrators and executors of the Company and inure to the benefit of Aviano, its successors, endorsees and assigns.

Star Mountain Resources, Inc.

By:
Joseph Marchal, Chief Executive Officer